BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

June 30, 2020

Dreyfus BASIC Money Market Fund, Inc.
240 Greenwich Street
New York, New York 10286

Re: Expense Limitation – Dreyfus BASIC Money Market Fund, Inc.

Ladies and Gentlemen:

BNY Mellon Investment Adviser, Inc. (BNYM Investment Adviser) intending to be legally bound, hereby confirms its agreement in respect of Dreyfus BASIC Money Market Fund, Inc. (the Fund) as follows:

Until June 30, 2021, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that total annual fund operating expenses do not exceed 0.45% of the Fund’s average daily net assets. BNYM Investment Adviser may terminate the expense limitation agreement upon at least 90 days' prior notice to investors, but has committed not to do so until at least June 30, 2021.

This Agreement may only be amended by agreement of the Fund upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to June 30, 2021, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.